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                                                                 EXHIBIT 4.10


                            SHARE TRANSFER AGREEMENT

This contract is made by and between the following parties in Huizhou City, Guangdong Province on 25th January, 2002.

Party A:         Namtai Electronic (Shenzhen) Co., Ltd.
Address:         Gu Su Industrial Estate, Xinan, Baoan, Shenzhen
Legal Representative:      Chang Yung-chang

Party B:         Hui Zhou City Investment Holdings Co., Ltd.
Address:         Xiapu Financial Trust Building, Huizhou
Legal Representative:      Zheng Chuan Lie

WHEREAS:

1. Party A is a foreign enterprise incorporated in Shenzhen, the People's Republic of China (hereinafter referred to as "China"), in accordance with the "Law of the People's Republic of China on Enterprises with Foreign Investment".

2. Party B is a state wholly-owned limited liability company incorporated in Huizhou City, Guangdong province, the People's Republic of China, in accordance with the "Companies Law of the People's Republic of China" (hereinafter referred to as the "Companies Law").

3. TCL Holdings Corporation Limited, is a limited liability company (hereinafter referred to as the "TCL Holdings") incorporated in Huizhou City, Guangdong province, in accordance with the "Companies Law".

4.       Party B legally holds 53.35% shareholdings of TCL Holdings.


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5.       Party A is willing to purchase part of the shares of TCL Holdings in
         Party B's possession in cash, accounting for six percent (6%) of TCL Holdings's registered capital of RMB 493,879,768.00; Party B is willing to transfer its said shares in TCL Holdings.

THEREFORE, THIS AGREEMENT IS HEREBY MADE for mutual observance through equal consultation.

ARTICLE 1   DEFINITIONS

Unless otherwise provided in the context hereof, the following terms shall have the following meanings in this Agreement:

"Share Transfer"  means that Party A shall buy the shares from Party A and Party B shall sell the same to Party A in accordance with the terms hereof.

"Shares" means the capital contribution and interests thereunder held by Party B to be transferred to Party A, which accounts for 6% of TCL Holdings's registered capital of RMB 493,879,768.00.

"Parties"         means Party A and Party B hereto.

"Valuer" means the legally registered asset valuation organization approved by the parties for the valuation of TCL Holdings's assets.

"Asset Valuation Report" means the asset valuation report prepared by the


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                  Valuer in relation to TCL Holdings's assets, i.e. the
                  asset valuation report of TCL Holdings Corporation Limited. (Hui-Zheng-Ping-Bao Zi [2002]No.01) (whose latest draft is listed in Appendix 1).

"Transfer"        means that the registered owner holder of the shares hereunder shall be changed from Party B to Party A.

"Valuation Reference Date" means 31st December, 2001.

"Relevant Period" means the period from the Valuation Reference Date (exclusive of the valuation reference date) up to the date of the Transfer.

"Net Asset Value" means the net asset value of TCL Holdings as at
                  31st December, 2001, which has been calculated in accordance with the current accounting standards of the People's Republic of China.

"Management Accounts" means TCL Holdings's management accounts up to
                  October 2001 (whose copies are listed in Appendix 2).

"Working Days"    means the business days when the banks in Guangdong Province carry on general banking business (except for Saturdays and Sundays).

ARTICLE 2   SHARE TRANSFER AND CONSIDERATION

2.1 Party A agrees to buy the shares held by Party B in accordance with the consideration and conditions determined herein.


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2.2      Party B agrees to transfer its Shares to Party A in accordance with the consideration and conditions determined herein.

2.3 The consideration determined by the parties for the Share Transfer shall be Renminbi Yuan Ninety-Eight Million Five Hundred and Twenty Thousand Only (RMB 98,520,000.00).

2.4 If any change in the total of the share capital or the actual contributions of TCL Holdings before the Transfer results in the reduction of the percentage of the shares to be bought by Party A hereunder to less than 6%, the consideration of the Share Transfer stated in the said article 2.3 will be calculated on the basis of the percentage of the actual shares obtained upon the Transfer.

ARTICLE 3   COMPLETION

3.1      CONSIDERATION

3.1.1 Within 7 working days from the date when this Agreement becomes effective in accordance with Article 11 hereof, Party A shall pay Renminbi Yuan Sixty Million Only (RMB 60,000,000.00) into Party B's account designated by Party B (i.e. bank account No. 2008020119022141684 with the First Business Department of Huizhou Branch of the Industrial and Commercial Bank of the People's Republic of China).

3.1.2 Within 7 working days from the date when TCL Holdings's general meeting of shareholders adopts the Transfer in accordance with the resolution stated in Article 3.2.1 hereinafter, Party A shall pay Renminbi


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         Yuan Twenty Million Only (RMB 20,000,000.00) into Party B's account designated by Party B (i.e. such a bank account as stated in Article 3.1.1).

3.1.3 Within 7 working days from the date when TCL Holdings completes the change of the registration with the Administration For Industry And Commerce in accordance with Article 3.2.3 hereinafter, Party A shall pay the balance of the consideration into Party B's account designated by Party B (i.e. such a bank account as stated in Article 3.1.1).

3.2      TRANSFER

3.2.1 Within 7 working days from the date when this Agreement becomes effective in accordance with Article 11 hereof, TCL Holdings shall convene a general meeting of shareholders, amend the contents of the Articles of Association in relation to shareholders and appoint a representative assigned by Party A as a director of TCL Holdings.

3.2.2    Within 5 working days from the date when Party A pays the sum under
         Article 3.1.1 into such a bank account designated by Party B, Party B shall assist Party A in obtaining the "Certificate of Capital Contribution" issued by TCL Holdings, enter the name of Party A into the register of shareholders and enter the name of the director assigned by Party A into the register of directors.

3.2.3    Within 5 working days from the date when Party A pays the sum under
         Article 3.1.1 into such a bank account designated by Party B, Party B shall assist Party A in the completion of the change of registration with the Administration for Industry and Commerce in relation to this Share Transfer of TCL Holdings.


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3.2.4    As from the date of the completion of the change of registration with the Administration for Industry and Commerce, Party A shall hold the Shares transferred in this Transfer and officially become shareholder of TCL Holdings.

ARTICLE 4  HANDLING OF INTERESTS AND LIABILITIES ARISEN DURING RELEVANT PERIOD

4.1 All the profits of TCL Holdings as at 31st December, 2001 shall be vested in the shareholders before the Transfer.

4.2 The interests and liabilities arisen under the Shares during the Relevant Period shall be transferred together with the transferred shares.

ARTICLE 5   PARTY A'S REPRESENTATIONS AND WARRANTIES

5.1 Party A has disclosed to Party B all the information and data required for the Share Transfer.

5.2 Party A has obtained the legal and official approval and authorization required to enter into this Agreement (i.e. it has obtained the approval and authorization of its board of directors or its general meeting of shareholders).

5.3 Party A will coordinate with Party B in obtaining all permits and approvals required for this Share Transfer and completing the formalities of change of registration.

5.4 Party A warrants that it shall provide Party B and the intermediary organization for the stock issue and listing of TCL Holdings with all the

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         information reasonably required for stock issue and listing, assist TCL
         Holdings to make a resolution on the system reform as soon as possible and assist with the completion of the intermediary organization's conscientious investigation that involving Party A that required for listing.

5.5 Party A warrants that it shall provide necessary and reasonable assistance for the listing of TCL Holdings.

ARTICLE 6   PARTY B'S REPRESENTATIONS AND WARRANTIES

6.1 Party B has disclosed to Party A all the information and data required for Party A to make a decision on the acceptance of the transferred shares.

6.2 Party B warrants that before the completion of such a change in the shareholder registration as provided in Article 3.2 hereof, Party B's shares in TCL Holdings are complete and free from any mortgage, pledge or any other third party encumbrance imposed on the Shares in any nature.

6.3 Party B warrants that before the completion of such a change in the shareholder registration as provided in Article 3.2 hereof, no legal person or individual other than Party B will make any claim in any form against Party B's Shares.

6.4 Party B is a company which is established according to law and which subsists legally. Party B is provided with all the authority and legal approval and authorization (i.e. it has obtained the approval and authorization of its board of directors or its general meeting of shareholders) required to enter into this Agreement. This Agreement will obtain the consent and approval of the government authorities concerned for its execution.


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6.5      The signing and execution hereof will not violate or conflict with any term of the Articles of Association of Party B and TCL Holdings itself, nor violate any legal provision. Party B has obtained all the third party's consents or authorizations required for the transactions hereunder and all the other shareholders of TCL Holdings have waived all their pre-emptive rights in the purchase of the Shares.

6.6 TCL Holdings's management accounts and asset valuation reports are true, complete and accurate. The management accounts are prepared in accordance with the financial and accounting systems of the relevant laws of the People's Republic of China and in the light of TCL Holdings's particular conditions and they truly and fairly reflect TCL Holdings's assets, liabilities and other financial and operating situations as at the dates of the accounts. The management accounts are in complete consistence with the requirements of the laws and regulations of the People's Republic of China and with the accounting principles adopted in the People's Republic of China.

6.7 From the date of the balance sheet of the management accounts up to the date of the Transfer, no material adverse impact will occur on TCL Holdings's assets, liabilities and other financial and operating situations, nor any action is or will be taken (or no action will be taken) by Party B or TCL Holdings in such a way as to give any material adverse impact on TCL Holdings's assets, liabilities and other financial and operating situations.

6.8 TCL Holdings has completed all the tax registrations required by laws and regulations and paid all the taxes payable.


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6.9      All the existing assets of TCL Holdings are in a good and normal operating and producing state. TCL Holdings is in legal possession and use of all the tangible and intangible assets of TCL Holdings. In addition to the intellectual property in TCL Holdings's possession (including but not limited to patents, trademarks, copyrights, proprietary rights, domain names and trade secrets and etc.), TCL Holdings has obtained necessary authorizations or permits for its business activities involving others' intellectual property. TCL Holdings has no act which infringes upon any others' intellectual property. TCL Holdings's trademarks, patents, software copyrights and domain names have officially been registered according to law.

6.10 TCL Holdings's business activities comply with current effective laws and regulations (collectively known as "Regulations"). TCL Holdings has obtained all the authorizations, permits, approvals and licences required for its current business activities. All the above items remain valid now.

6.11 Party B shall immediately give Party A a notice when Party B comes to know any matter which may render Party B's representations and warranties hereunder inaccurate, somewhat misleading or violated in any material aspect or which may give any material adverse impact on TCL Holdings's assets, liabilities and other financial and operating situations.

6.12 If Party A finds any of Party B's representations and warranties hereunder to be or have ever been untrue or misleading or to have been violated or ever been violated before the Transfer, Party A shall, before or after the Transfer, be entitled to claim compensation from Party B and Party B shall compensate Party A for Party A's actual losses. Party A's consent to the Transfer shall not be deemed to be or constitute Party A's waiver of


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         any of its rights hereunder.


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ARTICLE 7   OTHER UNDERTAKINGS OF PARTY A AND PARTY B

7.1 Since TCL Holdings intends to change into a limited company as provided in the "Companies Law", both Party A and Party B will become the subscribers of the limited company, who shall hold the Shares and assume obligations in accordance with the relevant provisions of the "Companies Law".

7.2 Upon completion of this Share Transfer, the Articles of Association of TCL Holdings shall not be amended in any manner so as to maintain the stability of the board of directors and existing management of TCL Holdings except for the part(s) of TCL Holdings's Articles of Association (including the appointment of the director assigned by Party A) required to be amended according to the relevant laws and regulations.

7.3 If Party B informs Party A according to Article 6.11 hereof that it fails to obtain any approval, licence or any other permit required for the production and sale of some products for any reason before the Transfer, Party A allows Party B to obtain the relevant approvals, licences and permits within a reasonable period after the Transfer and Party B undertakes to try its best to cause and ensure the obtaining of the relevant approvals, licences and permits as scheduled.

ARTICLE 8   LIABILITY FOR BREACH OF THIS AGREEMENT

8.1 If either party fails to perform any obligation hereunder or its performance of such an obligation hereunder does not comply herewith, it shall assume the liability for breach of this Agreement, such as the continuance of its performance, remedial measures or compensation for any losses.


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8.2      If one party expresses or shows by means of its own act its non-performance of any obligation hereunder, it may be required by the other party to be responsible for the default before the expiration of the performance period.

8.3 If either party fails to perform any obligation hereunder or its performance of such an obligation hereunder does not comply herewith, it may be required by the other party to perform it unless there is any of the following events that:

         (1)      it cannot be performed in law or in fact;

         (2) the subject-matter hereof is not suitable for any compulsory performance or the performance cost is too high; or

         (3) the other party does not demand its performance within a reasonable period of time.

8.4 If either party fails to perform any obligation hereunder or its performance of such an obligation hereunder does not comply herewith, it shall compensate the other party for any other losses arisen after it performs the obligation or takes any remedial measures.

8.5 If either party fails to perform any obligation hereunder or its performance of such an obligation hereunder, thus resulting in any losses of the other party, the compensation for the losses shall be equivalent to the losses arisen from the default, including the benefits which can be obtained after the performance hereof, but it shall not exceed the losses which may arise from the default hereof, which is foreseen or ought to be


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         foreseen, from the default by the defaulting party upon entering into this Agreement.

8.6 If all or any part hereof cannot be performed due to any force majeure, the period for the performance hereof shall be extended accordingly and part or all of the liability shall be relieved according to the impact of the force majeure. No party shall be relieved of its liability if the force majeure occurs after the party delays its performance hereof. The force majeure stated herein means any unforeseen, unavoidable and insurmountable circumstances.

8.7 If either party fails to perform this Agreement due to any force majeure, it shall inform the other party in time so as to minimise the losses which may be caused to the other party and provide the other party with the evidence within a reasonable period.

8.8 If either party has breached this Agreement, the other party shall take appropriate measures to mitigate the losses. If no appropriate measures are taken which results in the increase of the losses, no compensation shall be claimed for the increased losses. The reasonable expenses incurred by the other party to mitigate the losses shall be borne by the defaulting party.

8.9 If both parties violate this Agreement, they shall respectively be held responsible.

ARTICLE 9   AMENDMENTS AND TERMINATION OF AGREEMENT

9.1      AMENDMENTS OF AGREEMENT


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         Any amendments to this Agreement shall only become effective after the parties have consulted with each other and entered into a written agreement which shall be signed by and affixed with the official seals of the legal representatives or authorized representatives of the parties and approved by all the examination and approval authorities which originally examined and approved this Agreement. If the parties cannot compromise, this Agreement shall remain effective.

9.2      TERMINATION OF AGREEMENT

9.2.1 This Agreement shall be terminated automatically if Party B fails to perform its obligation under Article 3.2 hereof before 28th February, 2002. After this Agreement terminates automatically as provided herein, Party B shall return to Party A the sums which have been paid by Party A together with the interest calculated according to the current bank savings deposit interest rate.

9.2.2 This Agreement shall be terminated automatically if the amount payable as provided in Article 3.1.1 hereof is not paid into the account designated by Party B within fourteen (14) working days after the date when this Agreement becomes effective.

9.2.3 In addition to the provisions in 9.2.1 and 9.2.2, the parties shall enter into a written agreement wherein they unanimously agree to terminate this Agreement after consultation and the termination agreement shall only become effective after it is signed by and affixed with the official seals by the legal representatives or authorized representatives of the parties and approved by all the examination and approval authorities which originally examined and approved this Agreement.


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9.2.4    Party A shall be entitled to terminate this Agreement if there is a deviation of 10% occurs between the value of the Shares of the overall enterprise assets stated in the officially issued Asset Valuation Report and that stated in Appendix 1. After this Agreement is terminated as provided herein, Party B shall return to Party A the sums which have been paid by Party A together with the interest calculated according to then current bank savings deposit interest rate.

9.2.5 This Agreement shall be terminated automatically if the conditions precedent in Article 11.1 for this Agreement are not satisfied within thirty (30) days from the date when this Agreement is signed.

ARTICLE 10   TAXES AND EXPENSES

10.1 The relevant taxes and other burden such as income taxes involving the Transfer (including but not limited to business taxes and value-added taxes (if any)) shall be borne by Party B.

10.2 The expenses arisen from handling the Share Transfer (except for those stated in Article 10.3 hereinafter) shall be borne by Party B.

10.3 The expenses arisen for the parties to obtain the approval of the Transfer shall be borne by the parties respectively.

ARTICLE 11  ENFORCEMENT, EFFECTIVENESS, AND POST-CONDITIONS OF THIS AGREEMENT

11.1 This Agreement shall become effective and come into force as from the date when the following conditions are satisfied:


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         (i)      this Agreement is signed and affixed with the official seals by the parties;

         (ii) the Share Transfer is approved by People's Government of Hui Zhou Municipal and Financial Ministry of Hui Zhou (including but not limited to the consent to and confirmation of the Asset Valuation Report by Financial Ministry of Hui Zhou and the registration formalities required (if any) are completed for the Asset Valuation Report); and

         (iii) all the consents or approvals of the relevant government authorities required for the Share Transfer and transactions hereunder have been obtained (except to the approval mentioned in Article 11.3 hereof).

11.2 The conditions for this Agreement to become effective in Articles 11.1(ii) and (iii) above shall be the responsibility of Party B.

11.3 Within sixty (60) days from the date when this Agreement becomes effective, Party A shall be responsible for obtaining the approval (if necessary) of the Guangdong Commission of Foreign Trade and Economic Co-operation for its investment in TCL Holdings and Party B undertakes to give the assistance required. If the approval stated herein cannot be obtained as scheduled, this Agreement shall be terminated automatically. After this Agreement is terminated as provided herein, Party B shall return to Party A the sums which have been paid by Party A together with the interest calculated according to the current savings deposit interest rate and Party A shall also return the Shares to Party B. Except for this, the parties shall not have further responsiblility for this Agreement.


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ARTICLE 12   SETTLEMENT OF DISPUTES

12.1 The laws of The People's Republic of China shall be applicable to this Agreement and this Agreement shall be construed in accordance with the laws of The People's Republic of China.

12.2 Any dispute arisen herefrom or in connection herewith shall be settled by the parties through friendly reconciliation. If the dispute cannot be settled through friendly reconciliation within 15 days, legal proceedings can be commenced at the court of the place where this Agreement is signed according to legal procedures.

12.3 In the course of legal proceedings, the other terms hereof, which are not the subjects of the proceedings, shall remain effective and be performed by the parties.

ARTICLE 13   MISCELLANEOUS

13.1 The appendices hereto and supplementary agreements or contracts hereof, which are entered into by the parties through consultation, shall have the same legal force as this Agreement.

13.2 The management accounts and asset valuation reports shall be ipso facto integral parts hereof and shall have the same legal force as this Agreement.

13.3 This Agreement is executed in eight (8) counterparts, with two (2) counterparts to be respectively held by each party and the other counterparts shall be used for the application for approval or for filing, and they shall have the same legal force.


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
Party A:                                            Party B:

[Signed: Chang Yung-chang]                          [Signed: Zheng Chuan Lie]

[Sealed: Namtai Electronic (Shenzhen) Co., Ltd.]    [Sealed: Hui Zhou City Investment Holdings Co.,
                                                    Ltd.]

Legal Representative or Authorized Representative   Legal Representative or Authorized Representative


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